EXHIBIT 99.2

FORM OF SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into this 7th day of June, 2019 (the “Effective Date”) by and between Honesty Heart Limited, a BVI exempt corporation (the “Seller”) currently owns 2,487,836 ordinary shares of Dragon Victory International Limited, a Cayman Island Corporation (the “Company”), and _______ (the “Buyer”). Buyer and Seller are hereinafter sometimes referred to individually as a “party” or collectively as the “parties.”

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Sale and Closing.

On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell an aggregate of _____ ordinary shares of the Company, par value $0.0001 per share, at a purchase price of US$1.50 of the Company (the “Shares”) and the Buyer agree to pay the Seller an aggregate of US$_____ in cash payment (the “Purchase Price”).

The closing of the purchase and sale of the Shares (the “Closing”) shall take place on the Effective Date. At the Closing, Seller shall instruct the Company and/or its transfer agent to deliver certificate representing the Shares to Buyer.

At the Closing, Buyer shall deliver the Purchase Price, by check or wire transfer of immediately available fund, to the Seller.

2.	Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

a.	Buyer has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	This Agreement has been duly executed and delivered by Buyer and creates a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

c.	Buyer agrees to hold Seller harmless from any losses Buyer or its affiliates may sustain from any resale or disposition of the Shares.

d.	The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Buyer or any agreement to which Buyer is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Buyer is bound or affected.

e.	The Buyer understands and agrees that the Shares to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state of the U.S. and that the issuance of the Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2) and/or Regulation S (“Regulation S”) of the Securities Act for transactions by an issuer not involving a public offering.

f.	The Buyer understands and agrees that he is acquiring the Shares for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in such Shares or any portion thereof. Further, the Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares for which the Buyer is subscribing or any part of the Shares.

g.	The Buyer is a non-U.S. Person as defined in Regulation S and is not an affiliate as defined in Rule 501(b) under the Securities Act of the Company and is not acquiring the Shares for the account or benefit of a U.S. Person. Such “non-US person” Buyer is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Buyer is not a broker-dealer, nor an affiliate of a broker-dealer.

h.	The Buyer acknowledges the certificate(s) evidencing the Shares issued to the Buyer, and each certificate issued in transfer thereof, will bear the following legend:

“THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) AR BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.

TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

i.	The Buyer understands and acknowledges that the Seller may refuse to transfer the Shares, unless the Buyer complies with this Section 2. The Buyer consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company’s shares in order to implement the restrictions on transfer of the Shares.

j.	Buyer understands that the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Shares may not be transferred unless (i) the Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) Buyer shall have delivered to Seller an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Seller, (iii) the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Purchaser who agrees to sell or otherwise transfer the Shares only in accordance with this Section 2(g) and who is a non-US person, (iv) the Shares are sold pursuant to Rule 144, or (v) the Shares are sold pursuant to Regulation S (or a successor rule). Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

k.	Buyer understands that Seller is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein.

3.	Seller Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

a.	The Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

4.	Joint Representations and Further Covenants. Buyer and Seller agree as follows:

a.	Seller shall hold the Buyer harmless for any commission and/or fees agreed to be paid by Seller to any broker, finder or other person or entity acting or purporting to act in a similar capacity and Buyer shall hold Seller harmless for any commission and/or fees agreed to be paid by Buyer to any broker, finder or other person or entity acting or purporting to act in a similar capacity.

b.	To do all things reasonably necessary or convenient before or after the closing, and without further consideration, to consummate the transactions contemplated herein.

5.	Indemnification by the Buyer. The Buyer agrees to indemnify, defend and hold harmless Seller against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by the Buyer of any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement.

6.	Indemnification by the Seller. Seller agrees to indemnify, defend and hold harmless the Buyer against and in respect of any loss, damage, deficiency, cost or expense (including without limitation, reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

7.	Jurisdiction and Venue; Choice of Law; Waiver of Jury Trial; Attorneys Fees.. Any dispute arising from or in connection with this Agreement shall be submitted to China International Economics and Trade Arbitration Center in Beijing for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the Cayman Islands.

8.	Survival. The representations and warranties contained herein shall survive the Closing Date for a period of one (1) year, except for Section 2(e), (f) and (g), which will last indefinitely.

9.	Notice. Any notices required or permitted to be given under the terms of this Agreement shall be delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or, one (1) day after confirmation of receipt, if delivered by email, in each case addressed to the other party.

10.	Counterparts. This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

11.	Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

SELLER: Honesty Heart Limited

/s/ Yu Han

Name: Yu Han

Title: Sole Director

BUYER: _______

/s/ _______

Name: _______

Title: _________